UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2023

CUSTOM TRUCK ONE SOURCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38186	84-2531628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7701 Independence Avenue Kansas City, Missouri	64125
(Address of principal executive offices)	(Zip Code)

(816) 241-4888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CTOS	New York Stock Exchange
Redeemable warrants, exercisable for Common Stock, $0.0001 par value	CTOS.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2023, upon conclusion of the annual meeting of stockholders (the “Annual Meeting”) of Custom Truck One Source, Inc. (the “Company”), Bryan Kelln notified the Company of his decision to resign as a director from the Board of Directors of the Company (the “Board”), effective immediately. Mr. Kelln advised the Company that his decision was not because of any disagreement with the Company, its management or the Board on any matter, whether related to the Company’s operations, policies, practices or otherwise.

On June 19, 2023, the Board elected Ryan McMonagle, the Chief Executive Officer of the Company, as a Class C Director, to serve until the Company’s 2025 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.

As previously reported, in connection with Mr. McMonagle’s appointment as the Chief Executive Officer, the Company and Mr. McMonagle entered into an amended and restated employment agreement, dated December 7, 2022 (the “McMonagle Employment Agreement”). Pursuant to the McMonagle Employment Agreement, as soon as reasonably practicable following the effective date of the McMonagle Employment Agreement, Mr. McMonagle will be appointed as a member of the Board and, following expiration of Mr. McMonagle’s term on the Board, the Company will continue to nominate him for election to the Board while he remains Chief Executive Officer.

There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, excluding any compensation resulting from Mr. McMonagle’s employment with the Company, and in which Mr. McMonagle had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year. Mr. McMonagle will not receive any fees for his service on the Board.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 15, 2023, at the Annual Meeting, the Company’s stockholders approved the amendment and restatement of the Restated Certificate of Incorporation of the Company to reflect director voting rights consistent with the Company’s Amended and Restated Stockholders’ Agreement, which also provides greater flexibility for the Board to change its size or composition without impacting the voting control of Platinum Equity Advisors, LLC’s (“Platinum”) director designees in certain circumstances (as amended and restated, the “Third Amended and Restated Certificate of Incorporation”).

The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware and became effective on June 15, 2023 and is attached hereto as Exhibit 3.1.

Additionally, as previously reported, on April 14, 2023, the Company, certain affiliates of Platinum, Energy Capital Partners, LLC (“ECP”), Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC (together, “Capitol”) and certain other stockholders of the Company entered into a Second Amended and Restated Stockholders’ Agreement (the “Second Amended and Restated Stockholders’ Agreement”), to account for certain administrative updates to the Amended and Restated Stockholders’ Agreement of the Company, dated April 1, 2021. Upon the effectiveness of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Second Amended and Restated Stockholders’ Agreement has become effective.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual Meeting on June 15, 2023, stockholders of the Company voted on the following proposals, as described in more detail in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2023:

Proposal One: To elect four Class A directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. In accordance with the voting results listed below, each of the nominees was elected as a Class A director.

Nominee	For	Withheld	Broker Non-Votes
Paul Bader	176,229,583	21,203,702	8,871,626
Rahman D’Argenio	169,363,866	28,069,419	8,871,626
Mark D. Ein	171,550,815	25,882,470	8,871,626
David Glatt	170,329,450	27,103,835	8,871,626

Proposal Two: To approve the Third Amended and Restated Certificate of Incorporation. In accordance with the voting results listed below, the Third Amended and Restated Certificate of Incorporation was approved by stockholders.

For	Against	Abstain	Broker Non-Votes
196,929,539	499,255	4,491	8,871,626

Proposal Three: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2023. In accordance with the voting results listed below, the appointment of Ernst & Young LLP was ratified by stockholders.

For	Against	Abstain	Broker Non-Votes
205,920,883	13,774	370,254	—

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of Custom Truck One Source, Inc. (filed as Annex A to Custom Truck One Source, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2023, File No. 001-38186, and incorporated herein by reference)

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 20, 2023	Custom Truck One Source, Inc.

/s/ Christopher J. Eperjesy
Christopher J. Eperjesy Chief Financial Officer